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                                                                 EXHIBIT (a)(15)

              [THE FOLLOWING WILL BE DELIVERED BY ELECTRONIC MAIL]

         In connection with our recently announced stock option exchange program, attached is Supplement No. 1 to the Offer to Exchange dated January 6, 2003. This Supplement amends the Offer to Exchange in response to comments made by the SEC to the Offer to Exchange as originally filed with the SEC.

         In addition, please remember that you need to return the election form for the option exchange program no later than 5:00 p.m., Eastern time, on February 4, 2003.

                                             Thank you,

                                             Jill Buckley